EXHIBIT 10.56
The John B. Sanfilippo & Son, Inc.
Supplemental Retirement Plan
(effective as of August 25, 2005)
1.       Purpose. The purpose of the John B. Sanfilippo & Son, Inc. Supplemental Retirement Plan (the “Plan”) is to provide unfunded, non-qualified deferred compensation benefits upon retirement, disability and death to a select group of management and key employees of John B. Sanfilippo & Son, Inc. and its subsidiaries (the “Company”). The Plan is effective as of August 25, 2005.
2.      Participation. Only those employees of the Company who are selected by the Compensation, Nominating and Corporate Governance Committee of the Board of Directors (the “CNG Committee”) of the Company in it sole discretion for participation herein (“Participants”) shall participate in the Plan. Participants are neither required nor permitted to contribute to the Plan.
3.       Eligibility for Plan Benefits. Participants with at least 5 years of employment shall be eligible to receive monthly benefits under the Plan after separating from service with the Company, provided that such Participant’s employment with the Company has not been terminated for “cause” as determined by the Company in its sole discretion under the standards set forth herein. Upon such a termination for cause, all benefit rights under the Plan will terminate and be forfeited.
For purposes of the foregoing, the employment of a Participant shall be deemed to have been terminated by the Company for “cause” if such Participant has:
(a)	engaged in one or more acts constituting a felony, or involving fraud or serious moral turpitude; or

(b)	willfully refused (except by reason of incapacity due to accident or illness) to perform substantially his duties, provided that such refusal shall have resulted in demonstrable material injury to the Company or its subsidiaries; or

(c)	willfully engaged in gross misconduct materially injurious to the Company.
4.       Benefit.
(a)	Separation On or After Age 65. Subject to Sections 3 and 4(c), benefits under the Plan shall commence as soon as administratively feasible after a Participant’s separation from service with the Company on or after age 65. Subject to the last paragraph of this Section 4(a), equal monthly installments (as determined below) will be paid to the Participant for the Participant’s life only.

These equal monthly installments (“EMI”) will be determined according to the following formula:
EMI = 1/12 x (X x Y)
where “X” means 50% of the average of the Participant’s actual annual base earnings and bonuses earned over any consecutive 5 calendar year period that falls within the 10 calendar years immediately preceding the date the Participant separates from service with the Company and that maximizes the average of such base earnings plus bonuses; and

where “Y” is the number of full years employed by the Company divided by the greater of (i) 20, or (ii) the number of full years the Participant would have been employed if he had been employed by the Company continuously from his hire date through his attainment of age 65, provided such quotient may not exceed 1.

In the event that the Participant’s benefits commence after his attainment of age 65, his benefit shall be the Actuarial Equivalent of the benefit which would have been payable at age 65, if that is greater than his benefit as otherwise computed under the Plan.

For purposes of this Plan, “Actuarial Equivalent” means a benefit of equivalent value, as certified by the Company’s actuary, computed on the basis of the actuarial assumptions set forth in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended, including the interest rate for the month before the date of distribution.

If the Participant has a beneficiary as defined herein, the benefits shall be in the form of a joint and 100% contingent annuitant benefit, which is the Actuarial Equivalent, of the Participant’s life only benefit.

(b)	Separation Before Age 65. Subject to Sections 3 and 4(c), in the event the Participant separates from service with the Company prior to age 65, the benefit formula of Section 4(a) (subject to the reductions described in this Section 4(b)) will apply and equal monthly installments of such reduced benefit will commence as soon as administratively feasible on or after the Participant’s attainment of age 55 if the Participant has been credited with, at least, 10 full years of employment at the time of his separation from service. Subject to Sections 3 and 4(c), if such Participant is already age 55 or older by the time of separation from service with the Company, such reduced Section 4(a) benefits will commence as soon as administratively feasible if the Participant has been credited with, at least, 10 full years of employment at the time of his separation from service. In the event that a Participant separates from service prior to age 65, and has not been credited with 10 full years of employment at the time of his separation from service, his benefits may not commence until he has attained age 65, at which time his benefits will commence as soon as administratively feasible. However, if the

Participant predeceases his or her beneficiary before benefit commencement as described herein and has met the requirements of Section 3, the Participant’s beneficiary will receive Plan benefits for such beneficiary’s life, commencing as soon as administratively feasible after the Participant’s date of death (but no earlier than the date the Participant would have attained age 55) and equal to the benefit that would have been payable to the beneficiary, assuming the Participant had lived to his or her benefits commencement date and died the day after.

In all cases, benefits under this Section 4(b) will be the Actuarial Equivalent of the Age 65 benefit, and in the case of disability, any such benefit will be further reduced by any benefits received under any of the Company’s long-term disability benefit plans until the Participant ceases to receive disability benefits. For purposes of the Plan, “disability” shall mean a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The determination of whether this disability standard is met will be at the sole discretion of the Company, as determined based upon evidence satisfactory to it.

(c)	Additional Benefit Restrictions. The determination/calculation of the amounts of all benefits under the Plan will be final, irrevocable and not subject to adjustment after the date benefits commence. Notwithstanding anything to the contrary, in the event the present lump sum Actuarial Equivalent value of benefits under the Plan on the benefit commencement date is less than or equal to $50,000.00, such benefits will be paid to the Participant or the Participant’s beneficiary in a single lump sum distribution. All applicable benefit payments under the Plan will be subject to the distribution rules of the American Jobs Creation Act of 2004, including, but not limited to, any distribution rules applicable to “key employees,” and, in the event that benefit commencement must be deferred pursuant to those rules, retroactive benefits shall be paid for such period at the time benefits commence.

If the Participant does not have a beneficiary on the date benefits commence, benefits will cease upon the Participant’s death. Notwithstanding anything to the contrary, if both the Participant and the Participant’s beneficiary die before benefit commencement, all entitlement to benefits will terminate. For all purposes of the Plan, “beneficiary” shall be determined on the date benefits commence and shall be the Participant’s legally married spouse or the Participant’s domestic partner. The term “domestic partner” shall mean either a same-sex or opposite-sex individual that is not legally married, not dependent on anyone (other than the Participant) for anything, at least 18 years old and with whom the Participant (i) maintains a single, dedicated relationship that is intended to be permanent; (ii) has shared the same principal residence for at least 1 year and intends to continue to do so permanently; and (iii) is financially interdependent (e.g., joint ownership of real property, joint bank accounts, each is the primary beneficiary of the other on wills, trusts, and benefit plans). The determination of whether a Participant has a domestic partner under the foregoing standards will be at the sole discretion of the Company.
5.       Non-alienability. Neither the Participant nor the Participant’s beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, pledge or otherwise encumber any benefits payable hereunder. None of the benefits hereunder shall be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant, the Participant’s beneficiary, or any of them, and such benefits shall not be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Participant or the Participant’s beneficiary attempts an assignment, commutation, hypothecation, transfer, or disposal of the benefits hereunder, the Company’s liabilities shall forthwith automatically cease and terminate.
6.       Exclusive Benefit. Nothing contained in this Plan shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Participant to participate in and be covered by any pension, profit-sharing, group insurance, bonus, or similar plans which the Company may now or hereafter have for employees of the Company. Benefits that may be awarded under the Plan shall not be considered in any way in determining the value or amount of any other compensation or benefit that the Company may offer or provide to any Participants.
7.       Unfunded Status. The Company reserves the absolute right at its sole and exclusive discretion either to fund the obligations of the Company undertaken by this Plan via a Rabbi trust or to refrain from funding the same, and to determine the extent, nature, and method of such funding. The Company reserves the absolute right, in its sole discretion, to terminate any funding program, at any time, either in whole or in part, that it may establish. At no time shall the Participant be deemed to have any right, title, or interest in any specified asset or assets of the Company or any such Rabbi trust. This Plan shall not be construed as a giving the Participant or the Participant’s beneficiary any greater rights than those of any other unsecured general creditor of the Company.
8.      Amendment and Termination. Upon receiving the approval of the CNG Committee, the Company shall have the right, in its sole discretion, to amend the Plan at any time, and from time to time, in whole or in part, for any reason, including without limitation compliance with the American Jobs Creation Act of 2004. Except as may be provided in Section 16, upon receiving the approval of the CNG Committee, the Company may terminate the Plan at any time and for any reason. In all cases, no such amendment or termination may deprive a Participant or Participant’s beneficiary of any benefit which has been accrued as of the date of such amendment or termination.
9.      Administration. The Company shall be responsible, except for duties specifically vested in the CNG Committee, for the administration of the provisions of the Plan. The Company shall have the discretionary authority to interpret and construe the terms of the Plan and to resolve all issues arising under the Plan consistent with the terms of the Plan. The discretionary authority of the Company shall also include, but is not limited to, the authority to (a) determine the amount, if any, of benefits to which any Participant or beneficiary is entitled; (b) determine the timing of payment of benefits; (c) resolve all other issues arising under the Plan; and (d) engage any investment advisors, actuaries, accountants, lawyers or other professionals to aid in the administration of the Plan. As such, benefits will only be paid if the Company determines that a person is entitled to them.
10.      Claim Procedures.
(a)	Initial Action. All claims for benefits under this Plan shall be made by filing a written claim with the Company which shall set forth sufficient evidence of entitlement to such benefits. The Company shall notify the claimant in writing as to the amount of benefits to which he or she is entitled, the timing of payments of benefits, and any other pertinent information. If a claim for benefits is denied, in whole or in part, the Company shall provide adequate notice in writing to the claimant whose claim has been denied within 90 days after receipt of the claim unless special circumstances require an extension of time for processing the claim. Claimants shall be notified in writing of any such extension of time. The notice of denial shall provide specific reasons for the denial, shall make reference to any pertinent Plan provisions on which the denial is based, and shall inform the claimant that any appeal of the denial must be made by giving the Company, within 60 days after receipt of the notice of the denial, written notice of such appeal which describes the pertinent issues and the basis of the claim. In the event of any appeal, a claimant or his or her duly authorized representative may review pertinent documents upon request or submit any relevant materials to support his or her claim. If a claimant fails to timely file an appeal, the Company’s adverse determination shall be final, binding and conclusive.

(b)	Appeal. If the Company receives a timely notice of appeal of a denial, such notice and all relevant materials shall be immediately submitted to the Company. The Company may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision on the appeal. The decision of the Company shall be made within 60 days after the receipt by the Company of the notice of appeal unless special circumstances require an extension of time for processing the appeal. Claimants shall be notified in writing of any such extension of time. The Company’s decision shall be in writing and shall provide specific reasons for the decision and shall make reference to any pertinent Plan provisions on which the decision is based. The Company’s determination on appeal shall be final, binding and conclusive.

(c)	Legal Action. No legal or equitable action shall be brought in any court until after the claim procedure set forth in this Section 10 has been fully exhausted.
11.      Governing Law. The laws of the state of Illinois shall govern the Plan, except to the extent superseded by applicable federal law, including, but not limited to, the American Jobs Creation Act of 2004.
12.      Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision thereof, but this Plan will be given effect in such a manner as will best carry out the purposes and intentions of the parties.

13.       No Contract of Employment. This Plan shall not be deemed to constitute a contract of employment.
14.       Plan Year. The Plan shall be administered on a calendar year basis, except that in 2005 there shall be a “short” plan year ending December 31, 2005.
15.      Withholding from Payments. The Company shall withhold from any amounts payable under the Plan all federal, state, city and local taxes as shall be legally required.
16.      Successors. The Plan shall not be terminated by a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or entity in which the Company is not the surviving entity. The Plan shall be continued after such sale, merger, or consolidation and the transferee, purchaser, or successor entity shall be required as part of such sale, merger or consolidation to agree to such continuation.
17.      FICA Tax Obligation. Without limiting the provisions of Section 15 hereof, any applicable FICA tax obligations are the responsibility of the Participant. In no event shall the payment of FICA taxes by the Participant give him any rights other than those expressly provided for in this Plan.
     IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed on the date set forth below.

JOHN B. SANFILIPPO & SON, INC.

By:	/s/ Michael J. Valentine___

Its:	Executive Vice President Finance,
Chief Financial Officer and Secretary

Date:	August 25, 2005